Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 7, 2018, with respect to the statement of revenues and certain expenses of Fasken Midland LLC contained in the Final Prospectus filed on May 24, 2019, relating to the Registration Statement on Form S-1 (File No. 333-226645), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

May 29, 2019